Exhibit 10.5

CONSULTING AGREEMENT

This AGREEMENT is made the 5th day of August, 2013 between ALLEGIANCE BANK, a Texas banking association having a principal place of business at 8727 W. Sam Houston Parkway N., Houston, TX 77040, hereinafter referred to as “Allegiance,” and Lawrence G. Fraser, an individual who resides in the State of Texas, hereinafter referred to as “Consultant” (the “Agreement”).

WHEREAS, this Agreement is being entered into in connection with the Agreement and Plan of Reorganization, dated as of August 5, 2013 (the “Merger Agreement”), by and among Allegiance Bancshares, Inc., a Texas corporation, Allegiance and Independence Bank, N.A., a national bank (“Independence”); and

WHEREAS, Consultant’s agreement to and in compliance with the provisions of Article VI of this Agreement are a material factor, material inducement and material condition to Allegiance’s participation in the transactions contemplated by the Merger Agreement. Moreover, Consultant acknowledges that a substantial portion of the value of the transactions contemplated by the Merger Agreement is Consultant’s promises to refrain from competing with Allegiance as identified in Article VI hereof; and

WHEREAS, prior to the entry into the Merger Agreement, Consultant was an owner and officer of Independence and is receiving a substantial benefit as a result of the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

TERM

Allegiance hereby engages Consultant as a consultant and Consultant hereby accepts such engagement with Allegiance for a period of two (2) years (the “Initial Term”) beginning as of the Effective Time (as defined in the Merger Agreement). Following the Initial Term, Consultant’s engagement shall continue by automatic, successive, one-month “evergreen” renewals (each such successive renewal period together with the Initial Term, the “Term”), unless either party declines to renew prior to such date. A party declining to renew must provide to the other party written notice of the non-renewal at least fourteen (14) calendar days prior to the end of the then-current term. Non-renewal of engagement following the Initial Term will be considered termination of engagement subject to the provisions of Article VIII. However, if the Merger Agreement is terminated for any reason before the Effective Time occurs, Consultant will not be engaged under this Agreement, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

ARTICLE II

DUTIES OF CONSULTANT

2.1 Duties. As of the Effective Time, Consultant is hereby engaged by Allegiance as a consultant of Allegiance, as more particularly described on Schedule A hereto, and shall perform such other work as may be assigned to him subject to the instructions, directions, and control of Allegiance, which shall be consistent with the type and nature of work normally performed by senior banking officers. Consultant shall report directly to the Chief Executive Officer of Allegiance.

2.2 Location. Consultant shall work in Houston, Texas and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2.3 Changes of Duties or Location-Mutual Consent. The duties and title of Consultant and the location at which Consultant shall work may be changed from time to time by the mutual consent of Allegiance and Consultant without resulting in a rescission of this Agreement. Notwithstanding any such change, the consulting of Consultant shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER EMPLOYMENT

During the Term of engagement pursuant to this Agreement, Consultant shall devote no less than 40 hours per month and no more than 80 hours per month to the business of Allegiance during Allegiance’s normal business hours and Consultant shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Allegiance.

ARTICLE IV

COMPENSATION

4.1 Compensation. As compensation for consulting services rendered under this Agreement, Consultant shall be entitled to receive from Allegiance an annual fee (“Fee”) of no less than $185,000 paid semi-monthly and prorated for any partial period during the Term of this Agreement. The Fee shall be subject to review in accordance with the then existing procedures of Allegiance.

4.2 Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. Allegiance shall carry no worker’s compensation insurance nor any health or accident insurance to cover Consultant. Allegiance shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship. Consultant acknowledges he is adequately insured for all such events and will hold Allegiance harmless from any claim for such benefits.

ARTICLE V

REIMBURSEMENT OF BUSINESS EXPENSES

5.1 Out of Pocket Expenses. Consultant is authorized to incur reasonable business expenses for promoting the business of Allegiance, including expenditures for entertainment, meals and travel and other similar business expenses. Allegiance will reimburse Consultant from time to time for all such business expenses provided that Consultant presents Allegiance with appropriate documentation of such expenditures in accordance with Allegiance’s established procedures relating to such reimbursements.

5.2 Reimbursements in General. All reimbursements under this Agreement shall be paid to Consultant as soon as administratively practicable after Consultant has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) the amount of expenses eligible for reimbursement provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement provided in any other calendar year, and (b) the right to reimbursement provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

ARTICLE VI

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANT

6.1 Non-Disclosure Obligations.

(a) “Confidential Information” means and includes Independence’s and Allegiance’s confidential and/or proprietary information and/or trade secrets, including those that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Consultant acknowledges that Independence’s and Allegiance’s respective businesses are highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by each of Independence and Allegiance in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Independence and Allegiance.

(b) Allegiance promises and agrees that during the Term and as part of the engagement under this Agreement, Allegiance shall provide Consultant with Confidential Information. Consultant acknowledges that (i) Allegiance has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of Allegiance; (iii) Allegiance would not disclose such information to the Consultant, nor would it engage or continue to engage the Consultant without the agreements and covenants set forth in this Article VI; and (iv) the provisions of this Article VI are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

(c) Consultant agrees that Consultant will not, at any time during his engagement with Allegiance or after the termination of such engagement with Allegiance for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Allegiance, or third parties, or make any use thereof, directly or indirectly, except in working for Allegiance. Consultant also agrees that Consultant shall deliver promptly to Allegiance upon the termination of consulting or at any other time at Allegiance’s request, without retaining any copies, all documents and other material in Consultant’s possession relating, directly or indirectly, to any Confidential Information or other information of Allegiance, or Confidential Information or other information regarding third parties, learned as a Consultant of Allegiance.

(d) Nothing in this Section 6.1 prevents Consultant from communicating with or transacting business with individuals or entities which were customers, prospective customers, investors, consultants or service providers of Allegiance or Independence during Consultant’s engagement once Consultant’s engagement with Allegiance has terminated, so long as Consultant’s conduct is in compliance with Section 6.3 of this Agreement.

6.2 Non-Competition Obligations. Following the Effective Time, Allegiance shall provide Consultant with Confidential Information relating to Allegiance’s business and specialized training regarding Allegiance’s methodologies and business strategies, which will enable Consultant to perform services for Allegiance. Consultant also will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Allegiance. Ancillary to the consideration to be provided pursuant to Section 6.6 hereof, including but not limited to Allegiance’s agreement to provide Confidential Information to Consultant and Consultant’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Allegiance and Consultant agree to the non-competition provisions set forth in this Article VI.

6.3 Consultant Obligations. Consultant agrees that, for the Non-Competition Period, Consultant will not, except as a consultant of Independence or Allegiance, in any capacity for Consultant or others, directly or indirectly:

(a) compete or engage, anywhere in the geographic area comprised of the area that is both (1) within the Houston Metropolitan area and (2) within the fifty (50) mile radius surrounding each of the banking centers of Independence, each of the banking centers of Allegiance as of the Effective Time or Clear Lake and Pasadena where Allegiance has plans for additional branches (the “Market Area”), in a business which is a federally insured depository institution, or compete or engage in a different type of business which Independence or Allegiance has plans to engage in, or any other business which Independence or Allegiance engaged in, during the twelve (12) month period before the termination of Consultant’s engagement, if Consultant learned information regarding the proposed plans or the business in which Independence or Allegiance engaged;

(b) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business which is a federally insured depository institution anywhere within the Market Area, except as expressly permitted by Allegiance in writing. Notwithstanding the foregoing, Consultant is permitted hereunder to acquire and own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area and may maintain any ownership interests in other businesses held as of the date of this Agreement;

(c) call on, service or solicit competing business from customers or prospective customers of Independence or Allegiance if, within the twelve (12) months before the termination of Consultant’s engagement with Independence or Allegiance, Consultant had or made contact with the customer, or had access to Confidential Information about the customer; or

(d) call on, solicit or induce any employee of Independence or Allegiance whom Consultant had contact with, knowledge of, or association with in the course of employment with Independence or consulting with Allegiance to terminate employment from Independence or Allegiance, and will not assist any other person or entity in such activities.

6.4 Non-Competition Period. The Non-Competition Obligations set forth in Article VI of this Agreement shall apply from the date of this Agreement through the date that is either (a) the third (3rd) anniversary of the date on which the Effective Time occurs or (b) the last day of the Term of this Agreement, whichever is later (the “Non-Competition Period”). However, if the Merger Agreement is terminated for any reason before the Effective Time occurs, Consultant will have no non-competition obligations under this Agreement, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement.

6.5 Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the non-competition provisions set forth in this Article VI are ancillary to this Agreement, which is an otherwise enforceable agreement. Consultant agrees that any work performed by Consultant for any competitor of Independence or Allegiance during the Non-Competition Period inevitably would lead to Consultant’s unauthorized use of Independence’s or Allegiance’s Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain or police Consultant’s use of such Confidential Information other than by Consultant’s not working for a competitor, Consultant agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Allegiance’s interests, and the narrowest way of enforcing Consultant’s consideration for the receipt of Allegiance’s specialized training and Confidential Information (namely, Consultant’s promise not to use or disclose that Confidential Information and/or specialized training).

6.6 Consideration. After the Effective Time, Allegiance agrees to provide Consultant with immediate access to Confidential Information relating to Allegiance’s business and to highly specialized training regarding Allegiance’s methodologies and business strategies, which will enable Consultant to perform his job for Allegiance. Consultant also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc. of Independence and Allegiance.

6.7 Enforcement and Legal Remedies. Allegiance and Consultant acknowledge and agree that breach of any of the covenants made by Consultant in this Agreement would cause irreparable injury to Allegiance, which could not sufficiently be remedied by monetary damages; and, therefore, that Allegiance shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Allegiance must bring suit to enforce this Agreement the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

6.8 Tolling. In the event that Allegiance shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the Consultant, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Consultant was in breach of this Agreement, so that Allegiance is provided the benefit of the full Non-Competition Period.

ARTICLE VII

PROPERTY RIGHTS

7.1 Trade Secrets and Confidentiality. While this Agreement is in effect, Consultant will have access to and become familiar with Confidential Information owned by Independence or Allegiance and regularly used in the operation of the business of Independence or Allegiance.

Consultant shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either while this Agreement is in effect or at any time thereafter, except as required in the course of his employment with Independence or engagement with Allegiance. All Confidential Information, whether or not prepared by Consultant, shall remain the exclusive property of Independence or Allegiance, as applicable, and shall not be removed from the premises of Independence or Allegiance, as applicable, under any circumstances without the prior written consent of Independence or Allegiance, as applicable, provided, however, that Consultant may remove such items for the purpose of furthering the business of Independence or Allegiance if such action is consistent with the past practices of Independence or Allegiance. All items removed from the premises of Independence or Allegiance and all copies or summaries thereof shall be returned to Independence or Allegiance upon the termination of Consultant’s employment with Independence or engagement with Allegiance, as applicable.

7.2 Business Plans and Improvements. Consultant agrees that he will promptly from time to time fully inform and disclose to Independence or Allegiance all processes, designs, improvements and business plans which he now has or may hereafter have while this Agreement is in effect which pertain or relate to the business of Independence or Allegiance or to any experimental work carried on by Independence or Allegiance, whether conceived by Consultant alone or with others and whether or not conceived during regular working hours. All such processes, designs, improvements, formulas, business plans, technologies and discoveries shall be the exclusive property of Independence or Allegiance, as applicable.

ARTICLE VIII

TERMINATION RIGHTS

8.1 Termination for Cause by Allegiance. Allegiance may terminate Consultant’s engagement for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Consultant. Any termination of Consultant’s engagement under this Section 8.1 will not be in limitation of any other right or remedy which Allegiance may have under this Agreement, at law, or in equity. The term “Cause” means (a) fraud, embezzlement, theft or misappropriation of funds or other property of Allegiance, (b) self-dealing or gross negligence in the performance by Consultant of his duties pursuant to this Agreement, (c) the repeated failure or refusal by Consultant to perform his duties to Allegiance as provided herein, other than due to Disability, (d) the commission by Consultant of any willful acts of bad faith or gross misconduct against Allegiance, (e) the indictment of Consultant for a felony or other criminal act involving dishonesty, whether or not relating to his consulting with Allegiance, (f) the repeated breach of a lawful, established policy or procedure of Allegiance that causes actual or potential harm to Allegiance; provided that with respect to clauses (c) and (f), Allegiance shall give Consultant written notice of the breach or other failure on the part of Consultant and the actions necessary to correct such breach, if applicable. If Consultant fails to cure the breach or failure within fifteen (15) days of receipt of such notice or if the breach or failure is incurable, Allegiance may proceed to terminate Consultant’s engagement for Cause without further notice. Consultant’s failure to meet a specific production goal or target shall not constitute a “failure to perform duties” for purposes of sub-part (c) above if Consultant has acted in good faith to try to achieve or accomplish such goal or target.

8.2 Termination by Allegiance Upon Consultant’s Disability. Allegiance may terminate Consultant’s engagement upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Consultant. The term “Disability” means Consultant’s inability to perform his usual services to Allegiance because of mental or physical illness or injury for 120 consecutive days or 180 days in any twelve-month period, which inability to perform will be determined by a mutually agreeable physician.

8.3 Termination Upon Consultant’s Death. In the event of Consultant’s death, Consultant’s engagement under this Agreement shall immediately terminate.

8.4 Termination by Allegiance Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, Allegiance may terminate Consultant’s engagement with Allegiance for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Consultant from Allegiance.

8.5 Termination by Consultant Without Good Reason. Consultant shall have the right, at his election and for any reason prior to the expiration of the Term of this Agreement, to voluntarily terminate his consulting with Allegiance upon thirty (30) days written notice. For purposes of this Agreement, “voluntarily terminate” shall mean termination of engagement by Consultant without Good Reason.

8.6 Termination by Consultant for Good Reason. Consultant shall have the right, at his election to terminate his engagement for Good Reason. The term “Good Reason” means any of the following reasons: (a) the material diminution of Consultant’s duties and/or responsibilities under this Agreement and/or reporting structure, after receipt by Allegiance of written notice from Consultant, and failure of Allegiance to cure such diminution within fifteen (15) days of such notice; (b) Allegiance’s transfer of Consultant’s place of engagement to a location outside a twenty (20) mile radius of Consultant’s location as of the Effective Time, without compliance with Section 2.3 hereof; or (c) any reduction in, or failure to timely pay, Consultant’s compensation, including any amount owed to Consultant under this Agreement.

8.7 Certain Payments Following Termination of Consulting.

(a) If Consultant’s engagement with Allegiance is terminated by Allegiance for Cause or Disability or if Consultant voluntarily terminates engagement with Allegiance without Good Reason, Consultant shall thereafter be entitled to receive from Allegiance payment of any accrued but unpaid Fee and allowances and reimbursements through the date of such termination, and Consultant’s obligations set forth in Article VI shall continue during the Non-Competition Period.

(b) If Consultant’s engagement with Allegiance is terminated by Allegiance for any reason other than for Cause, Disability or death or by Consultant for Good Reason:

(1) during the Initial Term, Consultant shall be entitled to receive from Allegiance (A) payment of accrued but unpaid Fee, allowances and reimbursements through the date of such termination and (B) provided Consultant executes a release in a form acceptable to Allegiance (the “Release”) within forty-five (45) days after receipt of such Release provided by Allegiance and Consultant does not revoke the Release during any applicable revocation period, Consultant shall be entitled to a lump sum payment, on the sixtieth (60th) day following the date of termination, equal to payment of the Fee for the remaining portion of the Initial Term of this Agreement, less any applicable statutory deductions. Further, the Non-Competition Period for Consultant’s obligations set forth in Article VI shall be shortened to the second (2nd) anniversary of the date on which the Effective Time occurs; or

(2) after the Initial Term, Consultant shall be entitled to receive from Allegiance payment of accrued but unpaid Fee, allowances and reimbursements through the date of such termination. Further, Consultant’s non-competition obligations set forth in Article VI shall automatically cease.

(c) If Consultant’s engagement with Allegiance is terminated by Allegiance upon Consultant’s death, Consultant’s legal representatives shall thereafter be entitled to receive from Allegiance payment of any accrued but unpaid Fee and allowances and reimbursements through the date of such termination, and Consultant’s obligations set forth in Article VI shall automatically cease.

8.8 Code Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if at the time of Consultant’s termination of engagement with Allegiance, Consultant is a “specified employee” as defined in Section 409A of the Code, then to the extent that any amount to which Consultant is entitled in connection with the termination of his engagement is subject to Section 409A, payments of such amounts to which Consultant would otherwise be entitled during the six (6) month period following Consultant’s termination of engagement will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Consultant’s termination of engagement. The first sentence of this paragraph shall apply only to the extent required to avoid Consultant’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

(b) Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

(c) If any provision of this Agreement (or of any award of compensation) would cause Consultant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Allegiance may reform such provision; provided that Allegiance shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Consultant regarding such amendments or modifications prior to the effective date of any such change.

8.9 Return of Property. Upon the expiration of the Term or the termination of this Agreement or of Consultant’s engagement hereunder for any reason, Consultant (or Consultant’s executor or personal representative in the event of Consultant’s death or Disability) shall, within ten (10) days thereafter, return to Allegiance all property of Allegiance, including, but not limited to, all keys, credit cards and all other property of Allegiance in Consultant’s possession.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and, effective after the Effective Time, supersedes any other consulting agreements or understandings, written or oral, between Allegiance and/or its predecessors and the Consultant. The Consultant has no oral representations, understandings or agreements with Allegiance or any of its officers, directors or representatives covering the same subject matters as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Allegiance and the Consultant and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

9.3 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas. Exclusive venue of any dispute relating to this Agreement shall be, and is convenient in, Texas. Consultant agrees that he will not contest venue in Texas or the application of Texas laws to any dispute relating to, connected with or arising under this Agreement.

9.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

9.5 Failure to Enforce Not Waiver. Any failure or delay on the part of either Allegiance or Consultant to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under this Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive early termination or expiration of the Term of this Agreement.

9.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (a) legal and enforceable, and (b) most closely represents the parties’ original intent.

9.8 Attorneys’ Fees and Costs. If Consultant asserts a breach of contract claim against Allegiance and does not prevail on the merits of such claim, then Allegiance shall be entitled to recover attorneys’ fees, costs and necessary disbursements from Consultant, but the aggregate value of such fees, costs and disbursements shall be limited in amount to the attorneys’ fees, costs and necessary disbursements that Consultant incurred in the pursuit of such breach of contract claim (or, in the event Consultant secures pro bono representation, the attorneys’ fees, costs and necessary disbursements that Consultant would have incurred in the pursuit of such breach of contract claim, but for the pro bono representation). If any other action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the substantially prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Allegiance and Consultant, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Allegiance and any entity or person that acquires all or substantially all of the assets of Allegiance.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly executed as of the date first written above.

ALLEGIANCE BANK TEXAS:

By:	/s/ Steven F. Retzloff
Name:	Steven F. Retzloff
Title:	Chairman

CONSULTANT

/s/ Lawrence G. Fraser
Lawrence G. Fraser

[Signature Page to Consulting Agreement]

Schedule A

Duties and Responsibilities

1.	Asset/Liability Management – recommend to management purchase/sale of investment securities

2.	Consult with senior officers, as requested.

3.	Assist in marketing and solicitation of new customer relationships, as requested.

4.	Assist management in retaining employees of Allegiance, as requested.